Exhibit 10.1

FORM OF TRAVELPORT LLC RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (together with the Term Sheet attached hereto, this “Agreement”), dated as of March 11, 2013, by and among Travelport LLC (the “Company”), Travelport Limited and each of the Consenting Noteholders (defined below), sets forth the terms on which the Parties (as defined below) agree, among other things, to support a restructuring (the “Restructuring”) by the Company as set forth herein and in the term sheet attached hereto as Exhibit A (the “Term Sheet”). The Company, Travelport Limited, each Consenting Noteholder and each person that becomes a party hereto in accordance with the terms hereof are collectively referred to as the “Parties” and individually as a “Party”.

For purposes of this Agreement, “Consenting Noteholders” means each of the original undersigned noteholders and any noteholder who hereafter executes a signature page or a joinder agreement in the form attached hereto as Exhibit B, in either case in its capacity as a holder of the Company’s 9 7/8% Senior Dollar Fixed Rate Notes due 2014, Senior Dollar Floating Rate Notes due 2014 and Senior Euro Floating Rate Notes due 2014 (collectively, the “2014 Notes”) and the Company and Travelport Inc.’s 9% Senior Notes due 2016 (the “2016 Notes” and, together with the 2014 Notes, the “Senior Notes”). As used herein, “Requisite Consenting Noteholders” means, at the time of determination, Consenting Noteholders holding a majority in principal amount of the Claims (as defined below).

As used in this Agreement, the term “Claims” means claims under the indentures governing the Senior Notes (the “Indentures”) and all related documents, including without limitation the Senior Notes, including principal, interest, fees, indemnities, reimbursements and other amounts due from time to time with respect thereto or thereunder, whether now held or hereafter acquired (i) in which the Consenting Noteholders are the holders of interests, directly or indirectly, including under participations or other agreements, in each case under or pursuant to which such Consenting Noteholder has the power to vote the relevant Claims, or (ii) which the Consenting Noteholders can either vote or can direct the record holders thereof to vote.

In exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each Consenting Noteholder intending to be legally bound, hereby agree as follows:

1.	Term Sheet. The Term Sheet is incorporated by reference herein and is made part of this Agreement as if fully set forth herein. The general terms and conditions of the Restructuring are set forth in the Term Sheet; provided, however, that (i) the Term Sheet is supplemented by the terms and conditions of this Agreement, (ii) to the extent there is a conflict between the Term Sheet and this Agreement, the terms and provisions of this Agreement will govern, and (iii) to the extent there is a conflict between the Term Sheet or this Agreement and the documentation relating to the Restructuring set forth on Exhibit C (collectively, with the Senior Notes Restructuring Documents (as defined below), the “Restructuring Documents”), the terms and provisions of the Restructuring Documents shall govern.

2.	Support of the Restructuring.

(a)	The Company intends to effectuate the Restructuring consistent with the Term Sheet in all material respects, unless otherwise consented to in writing by the Company and the Requisite Consenting Noteholders.

(b)	Subject to the terms and conditions hereof and except as the Company may expressly release the Consenting Noteholders in writing from any of the following obligations, for so long as this Agreement remains in effect, and no Termination Event has occurred (unless such Termination Event has been caused by a Consenting Noteholder in breach of its obligations hereunder), each Consenting Noteholder hereby agrees with respect to its Claims and any other claims or interests held or acquired by such Consenting Noteholder against, in, or with respect to the Company, its direct or indirect parent, subsidiaries or affiliates:

(i)	will direct the administrative agent and the collateral agent under the Second Priority Credit Agreement (as defined in the Term Sheet) to enter into an intercreditor agreement (the “Senior Intercreditor Agreement”) with UBS AG, Stamford Branch as first priority administrative agent and first priority collateral agent (in such capacities, the “1st Lien Agent”) in the form attached as an exhibit to the Second Priority Credit Agreement attached to the Senior Notes offering memorandum;

(ii)	on a timely basis, to negotiate in good faith and direct the administrative agent and the collateral agent under the Second Priority Credit Agreement to enter into an intercreditor agreement (the “Second Lien Intercreditor Agreement”) with the collateral agent under the indenture relating to the Existing Series B 2nd Lien Notes (as defined in the Term Sheet), in the form attached as an exhibit to the Second Priority Credit Agreement attached to the Senior Notes offering memorandum;

(iii)	on a timely basis, to negotiate in good faith and enter or direct the applicable agent to enter the following agreements (collectively, and together with the Senior Intercreditor Agreement and the Second Lien Intercreditor Agreements, the “Senior Notes Restructuring Documents”): (1) an indenture governing each of the New Fixed Rate Senior Exchange Notes and New Floating Rate Senior Exchange Notes (each as defined in the Term Sheet) and (2) the backstop commitment letter with Credit Suisse AG, as the initial lender under the Second Priority Credit Agreement (the “Initial Lender”), and any other documents relating to the assignment of the loans under the Second Priority Credit Agreement to the Consenting Noteholders (the “Backstop Commitment Documents”);

(iv)	except as permitted by the Restructuring Documents or the Backstop Commitment Documents, not to object, directly or indirectly, to the Restructuring or the Restructuring Documents, or take any actions inconsistent with, or that would delay approval of, any components of the Restructuring or the Restructuring Documents in each case to the extent consistent in all respects with the Term Sheet;

(v)	not, directly or indirectly, to propose, support, seek, solicit, participate in or encourage any negotiations regarding any other sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, plan, scheme, amalgamation or restructuring of the Company or any of its subsidiaries, other than as contemplated herein and in the Term Sheet, unless otherwise consented to in writing by the Company;

(vi)	unless otherwise prohibited by law or contract (provided that, in the case of a contract entered into after the date hereof, such contract does not violate a Consenting Noteholder’s obligations pursuant to the terms of this Agreement), use commercially reasonable efforts to promptly notify the Company and other Consenting Noteholders upon the receipt of any written solicitation or proposal relating to any other sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, plan, scheme, amalgamation or restructuring of the Company or any of its subsidiaries other than as contemplated herein and in the Term Sheet;

(vii)	neither to take nor direct or cause any other person to take any action to accelerate any Claim or other interest in the Senior Notes that is or may become due nor initiate or pursue, nor direct or cause any other person to initiate or pursue any litigation or proceeding, or any other rights or remedies of any kind, in each case, with respect to any Claim or other interest in the Senior Notes that such Consenting Noteholder may now or hereafter have against the Company or the Company’s subsidiaries, affiliates, directors or officers that is inconsistent with this Agreement or the Term Sheet (all of the foregoing, “Specified Actions”), in each case above, to the extent but only to the extent the right to take such Specified Action arises or exists solely by reason of the execution of this Agreement or its taking of any actions required or contemplated by, and consistent with, this Agreement;

(viii)	to use commercially reasonable efforts to support, facilitate and implement the Restructuring as soon as reasonably possible, including without limitation:

(A)	tender all Senior Notes held by the Consenting Noteholders in the applicable exchange offers specified in the Term Sheet commenced by the Company and provide consent to the related consent solicitations (the “Exchange Offers”) no later than ten business days after the launch of the Exchange Offers and not withdraw any tendered Senior Notes or consents at or prior to the Early Tender Time as defined in the offering memorandum relating to the Exchange Offers for the Senior Notes;

(B)	subscribe, or cause one or more affiliates to subscribe, for such Consenting Noteholder’s 2014 Maximum Allocation or 2016 Maximum Allocation, as applicable (each as defined in the offering memorandum relating to the Exchange Offers), of second priority loans in the Exchange Offers;

(C)	to pay the applicable purchase price to the Initial Lender for the second priority loans subscribed for on the terms set forth in the Exchange Offers; and

(D)	if the Consenting Noteholder is also a holder of the 11 7/8% Senior Subordinated Notes due 2016 or the 10 7/8% Senior Subordinated Notes due 2016 (collectively, the “Subordinated Notes”), provide consent to the consent solicitation commenced by the Company (the “Consent Solicitation”) at least five business days prior to the expiration of the Consent Solicitation and not withdraw that consent prior to the expiration of the Consent Solicitation.

(ix)	To support and vote, as applicable, for the Restructuring in any capacity in which each Consenting Noteholder may have a claim against or interest in the Company, its direct or indirect parent, subsidiaries or affiliates, and in such capacity to take any steps required to effectuate the Restructuring.

(c)	The Company, to the extent applicable, agrees to use commercially reasonable efforts, in compliance with the timeframes set forth in this Agreement, to (i) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Restructuring Documents, (ii) take any and all reasonably necessary and appropriate actions in furtherance of the Restructuring and the other actions contemplated under the Restructuring Documents, (iii) obtain any and all required approvals for the Restructuring, and (iv) not take any actions inconsistent with this Agreement. Without limiting the foregoing, the Company agrees:

(i)	on a timely basis, to negotiate in good faith the Senior Notes Restructuring Documents;

(ii)	not, directly or indirectly, to propose, to support, seek, solicit, encourage or participate in any negotiations regarding any other sale, proposal, dissolution, consolidation, joint venture, winding up, liquidation, reorganization, merger, plan, scheme, amalgamation or restructuring of the Company, whether directly or indirectly (collectively, “Specified Company Transactions”);

(iii)	to otherwise use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Restructuring at the earliest date practicable, including to execute and deliver each and every Restructuring Document to which it is a party;

(iv)	subject to any reasonable confidentiality agreements, promptly to notify the Consenting Noteholders upon the receipt of any written solicitation or proposal relating to any Specified Company Transaction;

(v)	not, directly or indirectly, to seek or support or encourage or join with any other person or entity in seeking, to challenge, to disallow, subordinate or limit, in any respect, as applicable, the enforceability, priority, amount or validity of the Claims; and

(vi)

to pay on behalf of the Consenting Lenders or Computershare Trust Company, N.A., in its capacity as indenture trustee for each series of Senior Notes (in such capacity, the “Trustee”), as the case may be, and in each case subject to previously agreed discounts, if applicable, (i) all fees and expenses (without any further discounts or reductions other than those previously agreed to by Jones Day) that have been invoiced by Jones Day to the Trustee or to the Company through the date of this Agreement relating to Jones Day’s representation of the Trustee in connection with the action captioned Travelport Limited v. Computershare Trust Company, N.A., No. 11-7704 (S.D.N.Y.) and related counterclaims (the “Lawsuit”), and in connection with the negotiation, documentation and implementation of the Restructuring; (ii) all reasonable fees and expenses payable to Jones Day that are incurred by the Trustee or by the Consenting Noteholders in connection with the negotiation, documentation, and implementation of the Restructuring until closing of the transaction, and, if applicable, in connection with obtaining court approval for dismissal of the Lawsuit; (iii) fees and expenses payable to Jones Day in connection with post-closing administration work, which shall not exceed $25,000 without the express prior consent of the Company; and (iv) up to $200,000 in fees and expenses payable to Jones Day relating to its representation of certain of the Consenting Noteholders and Trilogy Capital, LLC in responding to subpoenas and discovery requests served upon them in the Lawsuit. Nothing herein shall limit: (1) any right of the Trustee, the Consenting Lenders, or any other party or their counsel to seek reimbursement of fees and expenses under any agreement other than this Agreement to the extent specifically provided for in writing in such agreements; and (2) the right of any party or their counsel to seek reimbursement under applicable law of fees and expenses incurred in enforcing any rights and remedies under this Agreement.

(d)	Unless this Agreement has terminated following a Termination Event (as defined below), each Consenting Noteholder hereby agrees:

(i)	To execute and deliver each and every Senior Notes Restructuring Document to which it is to be a party and instruct the applicable trustees and agents to do the same to the extent consistent in all respects with this Agreement and otherwise in form and substance reasonably satisfactory to the Requisite Consenting Noteholders;

(ii)	(A) to vote (if solicited to do so and by the applicable deadline for doing so) its Claims in support of the Restructuring, and (B) not change, withdraw or revoke such agreement to vote or vote (or cause or direct such agreement to vote or vote to be changed, withdrawn or revoked), provided that such agreement to vote and vote may be revoked or withdrawn immediately upon occurrence of a Termination Event (as defined in Section 8 below); and

(iii)	to (A) consent to a waiver and release, upon consummation of the Exchange Offers, of any and all claims or causes of action as described in the Exchange Offers, including those that were asserted, or could have been asserted in connection with the restructuring of our indirect parent company, Travelport Holdings Limited, that occurred in 2011, including those asserted in the Lawsuit and (B) instruct the Trustee to execute, upon consummation of the Exchange Offers, such documentation reasonably necessary to dismiss with prejudice and release all claims, counterclaims and/or third-party claims that were asserted, or could have been asserted, by the Trustee in connection with the restructuring of our indirect parent company, Travelport Holdings Limited, that occurred in 2011, including those asserted in the Lawsuit.

(e)	It is hereby acknowledged by the Parties that, other than the agreements, covenants, representations and warranties set forth in this Agreement, in the Term Sheet, and in the Backstop Commitment Documents, no consideration shall be due or paid to the Consenting Noteholders in connection with the Restructuring.

3.

Effectiveness. This Agreement shall become effective on the date upon which counterparts of this Agreement have been duly executed by (a) the Company and (b) the Consenting Noteholders listed on the signature pages hereto (the “Initial Consenting Noteholders”). This Agreement

shall not be binding on or enforceable against any Party and no Party shall have any rights or obligations under this Agreement until this Agreement has become effective in accordance with this Section 3.

4.	Amendment or Waiver.

(a)	The Senior Notes Restructuring Documents may be amended or modified from time to time until the closing of the Restructuring with the written consent of the Company and the Requisite Consenting Noteholders; provided, however, that the Company may make immaterial amendments and modifications to the Senior Notes Restructuring Documents, in consultation with the Consenting Noteholders, solely to the extent such amendments and modifications do not affect the treatment of the Consenting Noteholders and are otherwise consistent in all respects with this Agreement and the Term Sheet.

(b)	This Agreement may not be modified, altered, amended, waived or supplemented except by an agreement in writing by the Company and the Requisite Consenting Noteholders.

(c)	Each of the Parties agrees to negotiate in good faith the Senior Notes Restructuring Documents, including the attachments hereto, as reasonably necessary and appropriate to consummate the Restructuring in accordance with the terms and conditions of this Agreement.

(d)	No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver of future breaches.

5.	Representations and Warranties.

(a)

Each Consenting Noteholder represents and warrants, severally and not jointly, that, except as otherwise set forth on such Consenting Noteholder’s signature page hereto or as separately disclosed in writing to the Company, such Consenting Noteholder (i) either (A) is the sole legal and beneficial owner of the aggregate amount of indebtedness under the Senior Notes as set forth below its name on the signature page hereof, or (B) has investment or voting discretion with respect to such indebtedness under the Senior Notes in respect of matters relating to the Restructuring contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such indebtedness under the Senior Notes to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such indebtedness under the Senior Notes in respect of matters relating to the Restructuring contemplated by this Agreement and dispose of, exchange, assign and transfer such indebtedness under the Senior Notes. Furthermore, except as otherwise set forth on such Consenting Noteholder’s signature page hereto or as separately disclosed in writing to the Company, such Consenting Noteholder represents, and warrants that it legally or beneficially owns, or has investment or voting discretion with respect to, no other indebtedness under the Senior Notes. Furthermore, except as otherwise set forth on such Consenting Noteholder’s signature page hereto or as separately disclosed in writing to the Company, such Consenting Noteholder has made no prior assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such indebtedness under the Senior Notes, the terms of which agreements are, as of the date hereof, inconsistent with the representations and warranties of such Consenting Noteholder herein or would render such Consenting Noteholder otherwise unable to comply with this Agreement and perform its obligations hereunder.

(b)	Each Consenting Noteholder represents and warrants, severally and not jointly, that such Consenting Noteholder (i) does not currently hold or own any debt or securities issued by a direct or indirect parent of Travelport Limited and (ii) will not hold or purchase any such debt or securities at any time prior to (x) the consummation or (y) the complete abandonment by a direct or indirect parent of Travelport Limited of the refinancing of the HoldCo Tranche A PIK 1oans and the equitization of the HoldCo Tranche A and Tranche B PIK loans (each as described in the Term Sheet and together, the “PIK Restructuring”), unless such Consenting Noteholder has executed a restructuring support agreement in support of the PIK Restructuring.

(c)	Each Consenting Noteholder represents and warrants, severally and not jointly, that such Consenting Noteholder (i) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters of this type and is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and (ii) has conducted an independent review and analysis of the business and affairs of the Company for the purpose of entering into this Agreement.

(d)	Other than any payments provided in the Term Sheet or the Backstop Commitment Documents or as disclosed in the offering memorandum relating to the Exchange Offers, each Consenting Noteholder represents and warrants, severally and not jointly, that such Consenting Noteholder has not been offered, nor shall such Consenting Noteholder accept, so long as this Agreement remains in effect and no Termination Event has occurred, any treatment or compensation or the right to participate in any transactions with the Company relating to the Restructuring or the Company’s business that is different than such treatment, compensation or right offered to all Consenting Noteholders under the terms of this Agreement.

(e)	(x) Each of the Consenting Noteholders, severally and not jointly, represents and warrants to the Company, and (y) the Company represents and warrants to each Consenting Noteholder, that the following statements are true, correct and complete as of the date hereof:

(i)	Power and Authority. It has and shall maintain all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(ii)	Due Organization. It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has and shall maintain the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(iii)	Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(iv)	No Conflicts. The execution, delivery and performance of this Agreement does not and shall not (A) violate any provision of law, rule or regulation applicable to it, except to the extent the failure to comply therewith could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder, (B) violate its articles or certificate of incorporation, bylaws or other organizational documents, or (C) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party, except to the extent such contractual obligation may preclude the filing of an insolvency proceeding.

(v)	Governmental Consents. The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as may be necessary and/or required in the event that the Restructuring is effected in whole or in part through court proceedings.

(vi)	Binding Obligation. This Agreement is its legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles.

(f)	The Company represents, warrants and covenants that it will continue to comply with its obligations under the Indentures, except to the extent entering into this Agreement or taking any actions required or contemplated by, and consistent with this Agreement would be deemed a violation or breach of the terms of the Indentures.

6.	Good Faith Cooperation; Further Assurances; Senior Notes Restructuring Documents. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. Furthermore, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required filings) as may be reasonably necessary to carry out the purposes and intent of this Agreement. Each Party hereby covenants and agrees (a) to negotiate in good faith the Senior Notes Restructuring Documents, each of which shall (i) contain the same economic terms as, and other terms consistent in all respects with, the terms set forth in this Agreement and the Term Sheet, unless otherwise consented to by the Company and the Requisite Consenting Noteholders, (ii) contain such other terms that are reasonably acceptable to the Company and the Requisite Consenting Noteholders and (iii) be consistent with this Agreement and the Term Sheet in all respects, unless otherwise consented to by the Company and the Requisite Consenting Noteholders, and (b) to execute the Senior Notes Restructuring Documents (in each case to the extent such Party is to be a party thereto).

7.	Survival of Agreement. Subject to Section 8, each of the Parties acknowledges and agrees that (i) this Agreement is being executed in connection with negotiations concerning the Restructuring of the Company, (ii) the rights granted in this Agreement are enforceable by each signatory hereto without approval of a court, except as may be required if the Restructuring is consummated through a court proceeding, (iii) in the event that the Restructuring is effected in whole or in part through court proceedings, this Agreement shall remain in full force and effect; and (iv) each Party hereto hereby waives its right to assert a contrary position in any court proceeding, if any, filed by or on behalf of the Company in connection with the Restructuring.

8.	Termination Events.

(a)	This Agreement shall automatically terminate upon the occurrence of any of the following events (the “Termination Events”), unless such automatic termination is waived in writing by the Requisite Consenting Noteholders and the Company, within three (3) days of the occurrence of such event, and in accordance with the requirements of Section 4, in which case the Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties hereto shall be restored, subject to any modification set forth in such waiver; provided, however, that the concurrence of the Company, but not of any of the Requisite Consenting Noteholders, shall be required with respect to the waiver of any automatic termination to the extent that such automatic termination occurs pursuant to paragraphs (vi), (vii), or (viii) below; provided, further, that the concurrence of Requisite Consenting Noteholders, but not the Company, shall be required with respect to the waiver of any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (v) or (xi) below.

(i)	In the event that any of the transactions described in the Term Sheet has not settled or closed by May 7, 2013, provided, however that this clause shall not apply to (1) the assignment by the Initial Lender of loans made under the Second Priority Credit Agreement to parties other than the Consenting Noteholders; (2) the refinancing of the HoldCo Tranche A PIK 1oans (as described in the Term Sheet) and (3) the equitization of the HoldCo Tranche A and Tranche B PIK loans (as described in the Term Sheet);

(ii)	A court of competent jurisdiction shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(iii)	Any governmental authority, including any court of competent jurisdiction or regulatory authority, grants relief that is inconsistent with this Agreement in any material respect (with such amendments and modifications as have been effected in accordance with the terms hereof) or enjoining the consummation of a material portion of the Restructuring;

(iv)	The entry of an order by any court of competent jurisdiction invalidating or disallowing any portion of the Claims or subordinating or limiting, as applicable, the enforceability, priority, amount or validity of any portion of the Claims;

(v)	Any material breach of this Agreement by the Company; provided that such Termination Event shall be deemed to have occurred only upon receipt of written notice by the Company of such breach from the Requisite Consenting Noteholders of such breach (provided that the none of the Initial Consenting Noteholders or Requisite Consenting Noteholders are then in material breach of its obligations hereunder), and such breach, if capable of being cured, remains uncured for a period of five (5) business days;

(vi)	Any material breach of this Agreement by a Consenting Noteholder; provided that such Termination Event shall be deemed to have occurred only upon receipt by the Consenting Noteholders of written notice from the Company of such breach (provided that the Company is not then in material breach of its obligations hereunder) and such breach, if capable of being cured, remains uncured for a period of five (5) business days;

(vii)	Immediately upon delivery by the Company (the “Notifying Party”) to the Consenting Noteholders of notice (in accordance with Section 26 below) of its intent, in the exercise of its fiduciary duties (set forth in Section 18 below) to take any action that is otherwise prohibited hereunder or to refrain from taking any action that is required hereunder (a “Fiduciary Out Notice”); provided, however that no Notifying Party shall have or incur any liability under this Agreement or otherwise on account of, arising out of or otherwise relating to any other Notifying Party’s issuance of a Fiduciary Out Notice;

(viii)	Following good faith, commercially reasonable efforts, the Board of Directors of the Company’s indirect parent, Travelport Limited, shall have not received by March 11, 2013, fairness and solvency opinions from a nationally recognized valuation firm for those entities to which a fairness and/or solvency opinion is reasonably requested to consummate the Restructuring and in form and substance reasonably acceptable to the Company and sufficient under applicable law, in each case, for such purpose;

(ix)	The delivery by one or more of the Consenting Noteholders of a material adverse effect notice under the Backstop Commitment Documents to the Initial Lender or the escrow agent, provided however, that no Termination Event shall be deemed to have occurred as to any Consenting Noteholder who has not delivered notice under the Backstop Commitment Documents of a material adverse effect;

(x)	By mutual written consent of the Company and the Requisite Consenting Noteholders; or

(xi)	The occurrence of an Event of Default under the Indentures (as defined therein), other than as a result of the Company’s entry into this Agreement or the taking of any actions required or contemplated by, and consistent with, the terms of this Agreement.

(b)	Upon a termination of this Agreement in accordance with this Section 8, no Party hereto shall have any continuing liability or obligation to any other Party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 10 and 11 and 13 through 24, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination (other than as set forth in Sections 8(a)(vii) and (a)(viii).

9.	Consent and Approval Rights. Notwithstanding anything herein to the contrary, any consent or approval rights reserved herein for the Requisite Consenting Noteholders, including but not limited to certain rights of the Requisite Consenting Noteholders to approve the Senior Notes Restructuring Documents, may not be exercised by the Requisite Consenting Noteholders in a manner that would adversely affect in any material respect or disproportionately effect, in either case, the treatment under the Senior Notes Restructuring Documents afforded to a Consenting Noteholder who is not also a Requisite Consenting Noteholder.

10.	No Third-Party Beneficiaries. This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

11.	Successors and Assigns; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, permitted assigns, heirs, executors, estates, administrators and representatives. The agreements, representations and obligations of the Consenting Noteholders under this Agreement are, in all respects, several and not joint.

12.	Restrictions on Transfer. Until the closing of the Restructuring, each Consenting Noteholder agrees that, as long as this Agreement has not terminated in accordance with its terms, it shall not sell, transfer, assign or otherwise dispose of any Claims, or any option thereon or any right or interest (voting or otherwise) in any or all of its Claims (including, without limitation, any participation therein), unless (i) the transferee, participant or other party (A) is a Consenting Noteholder, (B) is an affiliate of a Consenting Noteholder that complies with the requirement of clause (C), or (C) agrees in writing to assume and be bound by all of the terms of this Agreement with respect to all Claims of such transferee, participant or other party currently holds or shall acquire in the future by executing the Joinder attached hereto as Exhibit B (such transferee, participant or other party, if any, is also deemed to be a “Consenting Noteholder” hereunder), and (ii) the transferor complies with any applicable transfer restrictions and/or conditions to transfer set forth herein and in the Indentures. If a transferee of any of the Claims is not a Consenting Noteholder or does not execute a Joinder in substantially the form attached hereto as Exhibit B, as applicable, prior to or contemporaneously with the completion of such sale, transfer, participation or other disposition, then such sale, transfer, assignment or other disposition or related option, right or interest shall be deemed void ab initio. This Agreement shall in no way be construed to preclude any Consenting Noteholder from acquiring additional Claims; provided, however, that any such additional holdings shall automatically be deemed to be subject to all of the terms of this Agreement and each such Consenting Noteholder agrees that such additional holdings shall be subject to this Agreement and that it shall vote (or cause to be voted) any such additional holdings in a manner consistent with this Agreement. Subject to the terms and conditions of any order of any court, each Consenting Noteholder agrees to provide to counsel for the Company and to counsel for the other Consenting Noteholder(s) (i) a copy of any Joinder and (ii) a notice of the acquisition of any additional Claims, in each case within five (5) business days of the consummation of the transaction disposing of, or acquiring Claims. Notwithstanding the foregoing, any transferee lender that specifies in the documentation executed in connection with the transfer of all or any of its Claims that it is acting as a “Riskless Principal,” as such term is defined by the Loan Syndications and Trading Association in its Standard Terms and Conditions for Distressed Trade Confirmations shall not be required to execute the Joinder annexed hereto as Exhibit B in connection with such transfer; provided, however, that any subsequent transferee lender of such “Riskless Principal” shall be required to execute the Joinder annexed hereto as Exhibit B.

13.	Entire Agreement. As of the date this Agreement becomes effective, this Agreement, including the attachments hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided, however, that the parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Consenting Noteholder shall continue in full force and effect to the extent they have not previously terminated or expired.

14.	Independent Analysis. Each Consenting Noteholder hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

15.	Representation by Counsel. Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

16.	Governing Law; Waiver of Jury Trial.

(a)	The Parties waive all right to trial by jury in any jurisdiction in any action, suit or proceeding brought to resolve any dispute between them, whether sounding in contract, tort or otherwise, arising under this Agreement.

(b)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction. Each Party hereby irrevocably submits to the jurisdiction of any New York state court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts. Each Party irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

17.	No Admissions. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person or entity, or the Company, and nothing in this Agreement, expressed or implied, is intended to, or shall be so construed as to, impose upon any Party any obligations in respect of this Agreement except as expressly set forth herein.

18.	Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent the Company or its affiliated entities or any directors, managers or officers of the Company or its affiliated entities, in such person’s capacity as a director, manager or officer of the Company or its affiliated entities, from taking any action, or from refraining from taking any action, to the extent required to comply with its or their fiduciary obligations under applicable law.

19.

Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and may be delivered physically, or by facsimile, pdf or other electronic means, with the same effect as if all parties had signed the same document and delivered a manually executed counterpart thereof. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

20.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

21.	Remedies. All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party; provided, however, that if there is a breach of the Agreement by a Party, money damages shall be an insufficient remedy to the other Parties hereto, and the other Parties hereto can seek specific performance as against another Party; provided further that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.

22.	Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23.	Prior Negotiations. This Agreement supersedes all prior negotiations with respect to the subject matter hereof.

24.	Public Disclosures. To the extent reasonably practicable, subject to any confidentiality agreements, the Company will submit to the Consenting Noteholders all press releases and public filings relating to this Agreement or the transactions contemplated hereby and thereby and any amendments thereof reasonably prior to their release or filing as the case may be. The Company shall not without such Consenting Noteholder’s prior written consent (a) use the name of any Consenting Noteholder in any press release or (b) disclose the holdings of such Consenting Noteholder to any person; provided, however, that in the event that the Restructuring is effected through court proceedings, the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Claims held by the Consenting Noteholders as required by the relevant court.

25.	Waiver. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Consenting Noteholder or the ability of each Consenting Noteholder to protect and preserve its rights, remedies, and interests, including, without limitation, its claims against or interests in the Company. If the Restructuring is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

26.

Notice. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by email or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

(a)	If to the Company, at:

Eric J. Bock

Travelport LLC

22 Elm Place

Rye, New York 10580

Telephone: (973) 939-1620

Facsimile: (914) 967-0128

Email: Eric.Bock@travelport.com

With a copy (which copy shall not constitute notice) to:

Gregory A. Fernicola

J. Eric Ivester

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Email: Gregory.Fernicola@skadden.com

 Eric.Ivester@skadden.com

(b)	If to Travelport Limited, at:

Eric J. Bock

Travelport Limited

22 Elm Place

Rye, New York 10580

Telephone: (973) 939-1620

Facsimile: (914) 967-0128

Email: Eric.Bock@travelport.com

With a copy (which copy shall not constitute notice) to:

Gregory A. Fernicola

J. Eric Ivester Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Telephone: (212) 735-3000

Facsimile: (212) 735-2000

Email: Gregory.Fernicola@skadden.com

 Eric.Ivester@skadden.com

(c)	If to a Consenting Noteholder, to the address for such Consenting Noteholder provided on the signature pages hereof.

With a copy (which copy shall not constitute notice) to:

Bruce Bennett

Monika S. Wiener

Jones Day

555 South Flower Street

Fiftieth Floor

Los Angeles, California 90071

Telephone: (213) 489-3939

Facsimile: (213) 243-2539

Email: bbennett@jonesday.com

 mwiener@jonesday.com

TRAVELPORT LLC

By:
Name:
Title:

TRAVELPORT LIMITED

By:
Name:
Title:

Accepted and agreed to by the

Consenting Noteholder named below:

By:

Name:

Title:

Address:

Telephone:

Facsimile:

Email:

Principal Amount of Claims Held:

in the case of notices, with a copy to:

Address:

Telephone:

Facsimile:

Email:

EXHIBIT A

Term Sheet

Restructuring Term Sheet

This is a non-binding illustrative term sheet intended for the purpose of outlining the principal terms of a potential restructuring of certain debt obligations set forth below. Any final agreement is subject to execution of definitive documentation that is mutually acceptable to the parties. This term sheet is intended solely to facilitate discussions and is a confidential settlement communication which may not be relied upon or introduced into evidence in any legal proceeding.

All transactions contemplated by this term sheet are intended to effect, and are necessary components of, the waiver and release of all claims, counter-claims and causes of actions asserted or that could have been asserted in the action captioned Travelport Limited v. Computershare Trust Company, N.A., No. 11-7704 (S.D.N.Y.). The refinancing and restructuring of Travelport LLC’s debt in connection with this waiver and release includes:

•	the repayment of the $175 million 1.5 Lien Term Loan and partial repayment of the Sr. Notes with the proceeds of the Tranche 1 Loans (as defined below);

•	the exchange of the Sr. Notes remaining after the repayment above for New Fixed Rate and/or Floating Rate Senior Exchange Notes;

•	the option of the existing holders of the Sr. Notes to subscribe for new Tranche 1 Loans;

•	the exchange of the $225 million Series B 2nd Lien Notes for new Tranche 2 Loans (as defined below);

•	the consent of the holders of the Sr. Notes and Subordinated Notes to the settlement and related transactions; and

•

conversion of the Holdco Tranche A and Tranche B PIK loans into 78% of the equity of Travelport Worldwide Limited on a fully diluted basis and in the case of the Holdco Tranche A loans, $25 million of new subordinated notes.

Facility / Instrument	Terms
$175 million 1.5 Lien Term Loan (L+950) due November 2015

•        Refinancing: Total outstanding principal amount of $175 million plus the 3.00% early repayment premium ($5.3 million) will be refinanced with proceeds of the Tranche 1 Second Priority Senior Secured Loans (the “Tranche 1 Loans”)

Tranche 1 Loans

•        Security/ Seniority: The Tranche 1 Loans will be issued as a distinct class of Indebtedness under the Second Priority Credit Agreement and together with the Tranche 2 Second Priority Senior Secured Loans (the “Tranche 2 Loans” and, together with the Tranche 1 Loans, the “Second Priority Loans”), will be secured by a lien that is junior to the lien provided to the lenders under the 1st lien credit agreement as amended and restated on December 11, 2012 and as further amended on January 28, 2013 (the “1st Lien Credit Agreement”) on the terms set forth in the existing intercreditor agreements

•        Principal Amount: Up to $630 million. If 100% of the holders of Sr. Notes participate in the exchange offers, the full amount will be drawn. To the extent that participation is lower, the maximum amount permitted by Travelport LLC’s existing debt instruments will be drawn

•        Maturity: January 31, 2016

•        Interest Rate: LIBOR + 8.00% payable semi-annually on the first business day of April and October of each year to maturity (except with respect to Tranche 1 Loans maintained as LIBOR loans with an interest period of less than six months, in which case interest shall be payable on the last day of the applicable interest period), with a 1.50% LIBOR floor

•        Purchase Price: 99% of the aggregate principal amount

•        Initial Lender: Credit Suisse AG, as initial lender of the Tranche 1 Loans (in such capacity, the “Initial Lender”), will enter into the Second Priority Credit Agreement upon the commencement of the exchange offers described herein. Funding of the Tranche 1 Loans will be subject to the satisfaction of the conditions set forth below. On the second day after the funding of the Tranche 1 Loans (or as soon as practicable thereafter, but in no event prior to 50 hours following such funding), the Initial Lender will assign the Tranche 1 Loans to holders of the Sr. Notes that subscribed for such loans (subject to customary account creation and administrative requirements and approvals (including “Know You Customer” requirements)). To the extent holders of the Sr. Notes do not subscribe for such loans or subscriptions made are withdrawn or ineligible, certain holders of Sr. Notes (the “Back-stop Group”) have agreed with the Initial Lender, in exchange for certain fees described below, to purchase any unsubscribed Tranche 1 Loans (the “Back-stop Commitment”). The Initial Lender has agreed to pay each member of the Back-stop Group (other than any member of the Back-stop Group that is not assigned its agreed portion of the Tranche 1

1

Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms

Loans based on its holdings of Sr. Notes and its relative share of the total Back-stop Commitment) its pro rata portion of a fee equal to (i) if the funding of the Tranche 1 Loans occurs on or prior to the date that is 45 days after the commencement of the exchange offers (the “Launch Date”), 1.10% of $630 million or (ii) if the funding of the Tranche 1 Loans occurs on a date that is between 45 days after the Launch Date and 57 days after the Launch Date, 1.35% of $630 million

•        Voluntary Prepayments: The Tranche 1 Loans may be prepaid in whole or in part, subject to the following: (x) no voluntary prepayment may be made on or prior to August 23, 2014 (other than under customary provisions for payment of a make-whole premium and a 2% premium) and (y) prepayments made after August 23, 2014 shall be made at 102% of the amount so prepaid

•        Repayment Fee: 200bps, payable at maturity to the extent the Tranche 1 Loans are not earlier prepaid or repurchased

•        Use of Proceeds: Proceeds from the Tranche 1 Loans will be used (i) to refinance the $175 million 1.5 Lien Term Loan, (ii) to repay up to $402 million of Sr. Notes and (iii) for general corporate purposes including to pay related fees and expenses, provided that no proceeds from the Tranche 1 Loans will be used to repay or refinance existing Series B 2nd Lien Notes (other than fees and expenses relating thereto)

•        Affirmative/Negative Covenants: As set forth in the Second Priority Credit Agreement attached as an exhibit to the Sr. Notes offering memorandum

•        Representations and Warranties: As set forth in the Second Priority Credit Agreement attached as an exhibit to the Sr. Notes offering memorandum

•        Other Terms and Conditions: As set forth in the Second Priority Credit Agreement attached as an exhibit to the Sr. Notes offering memorandum

•        Senior Intercreditor Agreement: The Second Priority Credit Agreement administrative agent and collateral agent will enter into an intercreditor agreement with the 1st Lien Credit Agreement administrative agent and collateral agent (the “Senior Intercreditor Agreement”), in substantially the form attached as an exhibit to the Second Priority Credit Agreement attached to the Sr. Notes offering memorandum

•        Pari passu Intercreditor Agreements: The collateral agent under the Indenture relating to the Existing Series B 2nd Lien Notes will enter into an intercreditor agreement (the “Pari passu Intercreditor Agreement”), with the Second Priority Credit Agreement collateral agent, in substantially the form attached as an exhibit to the Second Priority Credit Agreement attached to the Sr. Notes offering memorandum

•        New Tranche 1 Loans Funding Solicitation: Option to participate in funding the Tranche 1 Loans will be allocated such that 80% of the funded amount is offered to holders of the 2014 Sr. Notes on a pro rata basis and 20% of the funded amount is offered to holders of the 2016 Sr. Notes on a pro rata basis

•        Conditions to Funding of Tranche 1 Loans: To include among other conditions: (i) all conditions are met or waived for the Existing Series B 2nd Lien Notes, the 2014 Sr. Notes, and the 2016 Sr. Notes exchange offers described herein, (ii) all conditions are met or waived for the Sub Notes (defined below) consent solicitation, (iii) all conditions are met or waived for the exchange of Holdco Tranche A PIK and Holdco Tranche B PIK into new equity as described herein, (iv) the minimum participation condition is met for the existing equity holders of Worldwide, (v) filing of Travelport Limited’s Annual Report on Form 10-K for the year ended 2012 with the SEC, (vi) written confirmation from each member of the Back-stop Group confirming that no material adverse change has occurred prior to the time that the Tranche 1 Loans are funded by the Initial Lender, and agreeing not to allege that a material adverse change has occurred during such time, (vii) delivery of a customary comfort letter and negative assurance letter in connection with the consummation of the exchange offer for the Sr. Notes, (viii) the funding of the escrow account described below by the Back-stop Group in respect of the subscription of the Tranche 1 Loans in the exchange offers for the Sr. Notes and (ix) no material adverse effect (as defined in the Second Priority Credit Agreement) having occurred.

2

Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms

•        Settlement of Tranche 1 Loans: All Sr. Noteholders that have subscribed for the Tranche 1 Loans and that have been approved by the Initial Lender, including the members of the Back-stop Group (such Sr. Noteholders, the “Tranche 1 Loan Subscribers”) must fund into an escrow account for the benefit of the Initial Lender payment in immediately available funds for the Tranche 1 Loans that they subscribed for within 48 hours of the public announcement that the Conditions to Funding (as set forth above) have been satisfied or waived (the end of such 48-hour period, the “Payment Time”). Assuming all conditions to borrowing have been satisfied or waived, no later than noon EST on the day of the Payment Time (the “Funding Time”), the Initial Lender will wire $630 million (less any applicable original issue discount and certain fees and expenses related to the transactions contemplated hereby and subject to adjustments as described in “Tranche 1 Loans–Principal Amount”) in immediately available funds to Travelport LLC, as borrower. Immediately after Travelport LLC receives the net proceeds from the Initial Lender, Travelport LLC will use the proceeds as described above under “Use of Proceeds” and issue the New Fixed Rate Senior Exchange Notes and New Floating Rate Senior Exchange Notes (each as defined below), as applicable. On the second day after the Funding Time (or on the next business day thereafter, but in no event prior to 50 hours after the Funding Time), all funds deposited into escrow at the Payment Time will be automatically released to the Initial Lender, except to the extent that any Tranche 1 Loan Subscriber that has deposited funds in escrow has notified the Initial Lender and the escrow agent within 50 hours of the Funding Time that a material adverse effect (as defined in the escrow agreement) has occurred during the 48-hour period after the Funding Time, in which case the funds deposited by such Tranche 1 Loan Subscriber shall be returned to such Tranche 1 Loan Subscriber by the escrow agent. Simultaneously, each member of the Back-stop Group that has not notified the Initial Lender and the escrow agent that a material adverse effect has occurred within such 48-hour period will wire immediately available funds to the Initial Lender in respect of its agreed share of the Back-stop Commitment. Thereafter, the Initial Lender will assign the Tranche 1 Loans to the Tranche 1 Loan Subscribers, including the members of the Back-stop Group.

•        Tranche 1 Support Agreement: The members of the Back-stop Group will enter into a restructuring support agreement in which they agree to support a restructuring on the terms set forth herein and will agree to vote all of their securities in favor of the consent solicitations described herein and to elect to fund their full allocation of Tranche 1 Loans based on their holdings

$225 million Series B 2nd Lien Notes (L+600, PIK payable quarterly) due December 2016 (“Existing Series B 2nd Lien Notes”)

•        Refinancing: Existing Series B 2nd Lien Noteholders will be offered the opportunity to exchange their notes in an exchange offer for Tranche 2 Loans on the same terms as set forth above for the Tranche 1 Loans, subject to certain exceptions described below.

•        Security/ Seniority: The Tranche 2 Loans will be issued as a distinct class of Indebtedness under Second Priority Credit Agreement and together with the Tranche 1 Loans, will be secured by a lien that is junior to the lien provided to the lenders under the 1st Lien Credit Agreement on the terms set forth in the existing intercreditor agreements.

•        Principal Amount: Up to $225 million issued in exchange for Existing Series B 2nd Lien Notes; holders who tender on or prior to the 10th day of the exchange offer will receive the total amount of the Tranche 2 Loans described herein while holders who tender thereafter will receive $950 principal amount per $1,000 notional principal amount of Existing Series B 2nd Lien Notes tendered; provided that the principal amount of Tranche 2 Loans issued in exchange for Existing Series B 2nd Lien Notes shall be increased by an amount equal to the PIK interest capitalized into principal after the launch date and any accrued and unpaid interest thereon up to the settlement date.

•        Maturity: December 1, 2016 (No Change)

•        Interest Rate: 4.00% cash and 4.375% PIK payable semi-annually on the first business day of April and October of each year to maturity

3

Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms

•        Callable: Non-call until August 23, 2014 (other than under customary provisions for payment of a make-whole premium), callable at par thereafter

•        Consents Requested: Holders who tender into the exchange offer will also consent to amend the indenture to remove the restrictive covenants applicable to any Existing Series B 2nd Lien Notes that are not tendered into the exchange offer and consent to sharing the lien on their collateral with the Second Priority Loans on a pari passu basis and all of the transactions described herein

•        Conditions to Closing: (i) the minimum participation condition for the Existing Series B 2nd Lien Notes exchange offer described herein is satisfied, (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the 2014 Sr. Notes and the 2016 Sr. Notes exchange offers described herein, (iv) all the conditions are met or waived for the Sub Notes consent solicitation, (v) all the conditions are met or waived for the exchange of Holdco Tranche A PIK and Tranche B PIK into new equity as described herein and (vi) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied

•        Minimum Participation: A majority of the outstanding aggregate principal amount of the Series B 2nd Lien Notes held by non-affiliates (except for Investment Funds)

$429 million 9.875% Senior Notes due September 2014

$122 million Senior Dollar Floating Rate Notes (L+462.5) due September 2014

€152 million Senior Euro Floating Rate Notes (E+462.5) due September 2014

(together the “2014 Sr. Notes”)

•        Refinancing: 2014 Sr. Noteholders who tender their 2014 Sr. Notes into the exchange offer described below will have the option to participate in funding the Tranche 1 Loans such that 80% of the $630 million aggregate principal amount ($504 million) will be allocated to holders of the 2014 Sr. Notes on a pro rata basis based on a 42.5% pay down of the outstanding principal amount of 2014 Sr. Notes (as set forth in Schedule 1 hereto). Whether the 2014 Sr. Noteholders elect to fund all, none or any portion of the Tranche 1 Loans, the 2014 Sr. Noteholders will be offered the opportunity to exchange notes in an exchange offer for a combination of (i) a pro rata par $320.5 million cash payment equal to 42.5% of the outstanding principal amount of 2014 Sr. Notes and (ii) either New Fixed Rate Senior Exchange Notes or New Floating Rate Senior Exchange Notes, as follows:

•        Tendered 9.875% Senior Notes due September 2014: Amounts remaining outstanding after the cash payment will be exchanged for the New Fixed Rate Senior Exchange Notes (the terms of which are described in the section below) which is the same class of notes that will also be offered to the holders of the 9.000% Senior Notes due 2016 and holders who tender on or prior to the 10th day of the exchange offers will receive $575 principal amount of New Fixed Rate Senior Exchange Notes described herein and $425 in cash per $1,000 notional principal amount of Sr. Notes tendered while holders who tender thereafter will receive $525 principal amount of New Fixed Rate Senior Exchange Notes and $425 in cash per $1,000 notional principal amount of Sr. Notes tendered

•        Tendered Senior Dollar and Senior Euro Floating Rate Notes: Amounts of each tranche remaining outstanding after the cash payment will be exchanged for the New Floating Rate Senior Exchange Notes (the terms of which are described in the section below) and holders who tender on or prior to the 10th day of the exchange offers will receive $575 or the euro equivalent of $575, as applicable, principal amount of New Floating Rate Senior Exchange Notes described herein and $425 in cash, or the euro equivalent of $425 in cash, as applicable, per $1,000 or €1,000 notional principal amount of Sr. Notes tendered while holders who tender thereafter will receive $525 or the euro equivalent of $525, as applicable, principal amount of New Floating Rate Senior Exchange Notes described herein and $425 in cash, or the euro equivalent of $425 in cash, as applicable, per $1,000 or €1,000 notional principal amount of Sr. Notes tendered

•        Consents Requested: Holders who tender into the exchange offer will also (i) consent to a waiver and release of all claims asserted or that could have been asserted in the action captioned Travelport Limited v. Computershare Trust Company, N.A., No. 11-7704 (S.D.N.Y.) (the “Lawsuit”), (ii) direct the trustee to execute (a) a stipulation and order of voluntary dismissal and (b) a waiver and release, which, respectively, (x) result in the dismissal with prejudice and (y) release of all claims, counterclaims and/or third-party claims (other than claims for fees and

4

Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms

expenses that would otherwise be reimbursable under the indentures) that were asserted or could have been asserted by the trustee in connection with the restructuring that occurred in 2011, including those that were asserted or could have been asserted in the Lawsuit, (iii) consent to proposed amendments to the indenture (a) to eliminate substantially all of the restrictive covenants and certain of the default provisions and (b) to add provisions whereby holders will (a) not be able to take any action contrary to the direction given in clause (ii), (b) not have any rights with respect to any claims, counterclaims and/or third-party claims that were asserted or could have been asserted by the trustee in connection with the restructuring that occurred in 2011, including those that were asserted or could have been asserted in the Lawsuit and (c) not have any rights with respect to any claims that could be asserted against the trustee in connection with the direction given in clause (ii) and (iv) consent to all of the transactions described herein

•        Conditions to Closing the Offer: (i) the minimum participation conditions for the 2014 Sr. Notes and 2016 Sr. Notes exchange offers described herein are satisfied, (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the Existing Series B 2nd Lien Notes offer described herein, (iv) all the conditions are met or waived for the Sub Notes consent solicitation, (v) all the conditions are met or waived for the exchange of Holdco Tranche A PIK and Tranche B PIK into new equity as described herein and (vi) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied

•        Minimum Participation: 95% or more of the outstanding aggregate principal amount of 2014 Sr. Notes

•        Settlement: See “Settlement” in the terms for the Second Priority Loans for details relating to settlement

$250 million 9.000% Senior Notes due March 2016 (“2016 Sr. Notes”)

•        Refinancing: 2016 Sr. Noteholders who tender their 2016 Sr. Notes into the exchange offer described below will have the option to participate in funding the Tranche 1 Loans such that 20% of the $630 million aggregate principal amount ($126 million) will be allocated to holders of the 2016 Sr. Notes on a pro rata basis based on a 32.5% pay down of the outstanding principal amount of 2016 Sr. Notes (as set forth in Schedule 1 hereto). Whether the 2016 Sr. Noteholders elect to fund all, none or any portion of the Tranche 1 Loans, 2016 Sr. Noteholders will be offered the opportunity to exchange their notes in an exchange offer for a combination of (i) a pro rata par $81.3 million cash payment equal to 32.5% of the outstanding principal amount of 2016 Sr. Notes and (ii) New Fixed Rate Senior Exchange Notes, as follows:

•        Amounts of tendered 2016 Sr. Notes remaining outstanding after the cash payment will be exchanged for the New Fixed Rate Senior Exchange Notes (the terms of which are described in the section below) which is the same class of notes that will also be offered to the holders of the 9.875% Senior Notes due 2014 and holders who tender on or prior to the 10th day of the exchange offers will receive $675 principal amount of New Fixed Rate Senior Exchange Notes described herein and $325 in cash per $1,000 notional principal amount of Sr. Notes tendered while holders who tender thereafter will receive $625 principal amount of New Fixed Rate Senior Exchange Notes described herein and $325 in cash per $1,000 notional principal amount of Sr. Notes tendered

•        Consents Requested: Holders who tender into the exchange offer will also (i) consent to a waiver and release of all claims asserted or that could have been asserted in the Lawsuit, (ii) direct the trustee to execute (a) a stipulation and order of voluntary dismissal and (b) a waiver and release, which, respectively, (x) result in the dismissal with prejudice and (y) release of all claims, counterclaims and/or third-party claims (other than claims for fees and expenses that would otherwise be reimbursable under the indentures) that were asserted or could have been asserted by the trustee in connection with the restructuring that occurred in 2011, including those that were asserted or could have been asserted in the Lawsuit, (iii) consent to proposed amendments to the indenture (a) to eliminate substantially all of the restrictive covenants and certain of the default provisions and (b) to add provisions whereby holders will (a) not be able to take any action contrary to the direction given in clause (ii), (b) not have any rights with respect to any claims,

5

Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms

counterclaims and/or third-party claims that were asserted or could have been asserted by the trustee in connection with the restructuring that occurred in 2011, including those that were asserted or could have been asserted in the Lawsuit and (c) not have any rights with respect to any claims that could be asserted against the trustee in connection with the direction given in clause (ii) and (iv) consent to all of the transactions described herein

•        Conditions to Closing the Offer: (i) the minimum participation conditions for the 2014 Sr. Notes and 2016 Sr. Notes exchange offers described herein are satisfied, (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the Existing Series B 2nd Lien Notes and the 2016 Sr. Notes exchange offers described herein, (iv) all the conditions are met or waived for the Sub Notes consent solicitation, (v) all the conditions are met or waived for the exchange of Holdco Tranche A PIK and Tranche B PIK into new equity as described herein and (vi) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied

•        Minimum Participation: A majority of the outstanding aggregate principal amount of 2016 Sr. Notes held by non-affiliates

•        Settlement: See “Settlement of Tranche 1 Loans” in the terms for the Tranche 1 Loans for details relating to settlement

New Fixed-Rate Senior Exchange Notes

•        Principal Amount: up to $415 million (Sum of 9.875% Senior Notes due 2014 and 9.000% Senior Notes due 2016 remaining outstanding after the cash paydown assuming all such notes are tendered into the exchange offer)

•        Seniority: The New Fixed-Rate Senior Exchange Notes will be unsecured and will retain the same seniority as the existing 2014 Sr. Notes and 2016 Sr. Notes

•        Maturity: March 1, 2016 (same as the current 2016 Sr. Notes)

•        Interest Rate: 11.375% payable in cash with an additional 2.500% PIK (total 13.875%) payable semi-annually on April 1 and October 1 of each year to maturity

•        Callable: Non-call until August 23, 2014 (other than under customary provisions for payment of a make-whole premium), callable at par thereafter

•        Other Terms: As set forth in the Sr. Notes indenture attached as an exhibit to the Sr. Notes offering memorandum

New Floating-Rate Senior Exchange Notes

•        Principal Amount: up to $187 million (Sum of Senior Dollar Floating Rate Notes due 2014 and Senior Euro Floating Rate Notes due 2014 remaining outstanding after the cash paydown assuming all such notes are tendered into the exchange offer)

•        Seniority: The New Floating-Rate Senior Exchange Notes will be unsecured and will retain the same seniority as the existing 2014 Sr. Notes and 2016 Sr. Notes

•        Maturity: March 1, 2016 (same as the current 2016 Sr. Notes)

•        Interest Rate: LIBOR+6.125% payable in cash with an additional 2.500% PIK (total LIBOR+8.625%) payable quarterly on March 1, June 1, September 1, and December 1 of each year to maturity

•        Callable: Non-call until August 23, 2014 (other than under customary provisions for payment of a make-whole premium), callable at par thereafter

•        Other Terms: As set forth in the Sr. Notes indenture attached as an exhibit to the Sr. Notes offering memorandum

$247 million 11.875% Dollar Senior Subordinated Notes due September 2016

•        Refinancing: No refinancing

•        Consents Requested: Holders will be requested to (i) consent to a waiver and release of all claims asserted or that could have been asserted in the Lawsuit, (ii) direct the trustee to execute (a) a stipulation and order of voluntary dismissal and (b) a waiver and release, which, respectively, (x)

6

Preliminary Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms
€140 million 10.875% Euro Senior Subordinated Notes due September 2016 (together, the “Sub Notes”)

result in the dismissal with prejudice and (y) release of all claims, counterclaims and/or third-party claims (other than claims for fees and expenses that would otherwise be reimbursable under the indentures) that were asserted or could have been asserted by the trustee in connection with the restructuring that occurred in 2011, including those that were asserted or could have been asserted in the Lawsuit, (iii) consent to proposed amendments to the indenture to amend (a) certain covenants set forth in the indenture to be consistent with the covenants in the indenture governing the New Senior Notes, including amendments that permit the transactions described herein and the payment of any fees, costs or expenses in connection therewith and (b) the indenture to add a provision whereby holders will (1) not be able to take any action contrary to the direction given in clause (ii), (2) not have any rights with respect to any claims counterclaims and/or third-party claims that were asserted or could have been asserted by the trustee or by the holders in connection with the restructuring that occurred in 2011, including those that were asserted or could have been asserted in the Lawsuit, and (3) not have any rights with respect to any claims that could be asserted against the trustee in connection with the direction given in clause (ii)

•        Consent Payment: $5 per $1,000, or €5 per €1,000, as applicable, aggregate principal amount for participating Sub Notes (~$2.2 million assuming all outstanding Sub Notes provide consent)

•        Conditions to Closing the Offer: (i) the minimum participation condition for the Sub. Notes consent solicitation described herein is satisfied (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the Existing Series B 2nd Lien Notes, the 2014 Sr. Notes, and the 2016 Sr. Notes exchange offers described herein, (iv) all the conditions are met or waived for the exchange of Holdco Tranche A PIK and Tranche B PIK into new equity as described herein and (v) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied

•        Minimum Participation: A majority of the outstanding aggregate principal amount of Sub. Notes held by non-affiliates

$147 million Holdco Tranche A PIK Loan (L+600, PIK) due December 2016 (“Holdco Tranche A PIK”)

•        Refinancing: Holders of Tranche A PIK loans will be offered the opportunity to exchange such loans for (i) equity of Travelport Worldwide Limited (as set forth in the Holdco Support Agreement (as defined below)) and (ii) $25 million aggregate principal amount of Series A 2nd Lien Notes held by Travelport Limited as contemplated by the Holdco PIK credit agreement which Series A 2nd Lien Notes will automatically be exchanged for $25 million aggregate principal amount of a separate series of new cash-pay 11.875% Subordinated Notes due 2016 issued by Travelport LLC. The remaining Series A 2nd Lien Notes will be cancelled after the automatic exchange.

•        Consents Requested: Holders will be requested to (i) amend the Holdco PIK credit agreement to remove all covenants and obligations relating to the Series A 2nd Lien Notes, (ii) cancel the remaining Series A 2nd Lien Notes and (iii) consent to all of the transactions described herein

•        Conditions to Closing the Offer: (i) the minimum participation condition for the Tranche A PIK loans exchange offer described herein is satisfied, (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the Existing Series B 2nd Lien Notes, the 2014 Sr. Notes, and the 2016 Sr. Notes exchange offers described herein, (iv) all the conditions are met or waived for the Sub Notes consent solicitation, (v) all the conditions are met or waived for the exchange of Holdco Tranche B PIK into new equity as described herein and (vi) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied

•        Consent Payment: $5 per $1,000 aggregate principal amount for participating Holdco Tranche A PIK (~$0.7 million assuming all outstanding Holdco Tranche A PIK provide consent)

•        Minimum Participation: At least 66.7% of the outstanding aggregate principal amount and at least 50.1% by number of Holdco Tranche A PIK loans held by non-insiders

•        Holdco Support Agreement: Certain holders of the Holdco Tranche A PIK, Holdco Tranche B PIK and the existing equity holders of Travelport Worldwide Limited will enter into a restructuring support agreement (the “Holdco Support Agreement”) in which such holders agree to support a restructuring on the terms set forth herein

7

Restructuring Term Sheet (Cont’d)

Facility / Instrument	Terms
$347 million Holdco Tranche B PIK Loan (L+1350, PIK) due December 2016 (“Holdco Tranche B PIK”)

•         Equitization: Holder of Tranche B PIK loans will be offered the opportunity to exchange such loans for equity of Travelport Worldwide Limited (as set forth in the Holdco Support Agreement)

•         Conditions to Closing the Offer: (i) the minimum participation condition for the Tranche B PIK loans exchange offer described herein is satisfied, (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the Existing Series B 2nd Lien Notes, the 2014 Sr. Notes, and the 2016 Sr. Notes exchange offers described herein, (iv) all the conditions are met or waived for the Sub Notes consent solicitation, (v) all the conditions are met or waived for the exchange of Holdco Tranche A PIK into new equity as described herein and (vi) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied

•         Minimum Participation: At least 66.7% of the outstanding aggregate principal amount and at least 50.1% by numbers of Holdco Tranche B PIK loans held by non-insiders

•         Holdco Support Agreement: See “Holdco Support Agreement” in the terms for the Holdco Tranche A PIK for details

Existing equity

•         Equity Issuance: Equity of Travelport Worldwide Limited will be issued to holders of the Tranche A PIK loans and Tranche B PIK loans

•         Amended and Restated Shareholders’ Agreement: The existing Shareholders’ Agreement will be amended to permit the equity issuance in connection with the restructuring as well as certain other amendments and will be in the form attached as Exhibit F to the Holdco Restructuring Support Agreement

•         Conditions to Closing the Offer: (i) the minimum participation condition for the existing equity holders of Worldwide described herein is satisfied (ii) the Tranche 1 Loans are funded, (iii) all the conditions are met or waived for the Existing Series B 2nd Lien Notes, the 2014 Sr. Notes, and the 2016 Sr. Notes exchange offers described herein, (iii) all the conditions are met or waived for the Sub Notes consent solicitation, and (iv) all the conditions are met or waived for the exchange of Holdco Tranche A PIK and Holdco Tranche B PIK into new equity as described herein

•         Minimum Participation: At least two-thirds of the voting power of the shareholders

•         Holdco Support Agreement: See “Holdco Support Agreement” in the terms for the Holdco Tranche A PIK for details

8

Schedule I

($ in millions)

	Letter ID	Calc.	2014 Sr. Notes		2016 Sr. Notes		Total
			Amount	% Weight	Amount	% Weight	Amount	% Weight
Other Sr. Noteholders	A		$468	62%	$90	36%	$558	56%
Backstop Group	B		286	38%	160	64%	446	44%

Total Sr. Notes			$754	100%	$250	100%	$1,004	100%
Percent Paydown	C		42.5%		32.5%
Other Sr. Noteholders	D	A x C	$199	62%	$29	36%	$228	57%
Backstop Group	E	B x C	121	38%	52	64%	173	43%

Paydown of Sr. Notes	F	D + E	$320	100%	$81	100%	$402	100%
Other Sr. Noteholders	G	A - D	$269	62%	$61	36%	$330	55%
Backstop Group	H	B - E	164	38%	108	64%	272	45%

Remaining Sr. Notes			$434	100%	$169	100%	$602	100%
Percent Allocation of New 2nd Lien Loan	I		80%		20%		$630	100%
Other Sr. Noteholders (1)	J		$313	62%	$45	36%	$358	57%
Backstop Group (1)	K		191	38%	81	64%	272	43%

Total Pro Rata Allocation of New 2nd Lien Loan	L	J + K	$504	100%	$126	100%	$630	100%

(1)	Calculations reflect the weighted portion of the 80%/20% allocation (e.g. $313m allocation for the Other Sr. Noteholders with 2014 Sr. Notes calculated as $630m x 80% allocation of New 2nd Lien Loan x 62% of the 2014 Sr. Notes tranche).

EXHIBIT B

Joinder

JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of February             , 2013 (the “Agreement”), by and among Travelport LLC (the “Company”), Travelport Limited, [Transferor’s Name] (“Transferor”), and the other holders of claims against the Company signatory thereto, and agrees to be bound by the terms and conditions thereof to the extent Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement.

Date Executed: [            , 2013]

TRANSFEREE

Name of Institution:

By:
Name:
Its:
Telephone:
Facsimile:

Principal Amount of Claims Held:

With a copy to:

EXHIBIT C

Restructuring Documents

•

Senior Intercreditor Agreement by and among Travelport LLC, the guarantors named therein, UBS AG, Stamford Branch as first priority administrative agent and first priority collateral agent the administrative agent and the collateral agent under the Second Priority Credit Agreement (as defined in the Term Sheet)

•

Second Lien Intercreditor Agreement by and among Travelport LLC, the guarantors named therein, the administrative agent and the collateral agent under the Second Priority Credit Agreement (as defined in the Term Sheet) and the collateral agent under the existing Second Lien Notes Indenture, dated November 30, 2011, among Travelport LLC, the guarantors named therein and Wells Fargo Bank, National Association

•

Second Priority Credit Agreement among Travelport LLC, as borrower, Travelport Limited, Waltonville Limited, TDS Investor (Luxembourg) S.A.R.L. and Credit Suisse AG, as administrative agent and collateral agent and the lenders party thereto and related security documents

•

Fifth Supplemental Indenture among Travelport LLC, Travelport Holdings Inc. and Computershare Trust Company, N.A. (as successor of The Bank of Nova Scotia Trust Company of New York), as trustee, relating to the 2014 Senior Notes

•

Fifth Supplemental Indenture among Travelport LLC, Travelport Holdings Inc. and Computershare Trust Company, N.A. (as successor of The Bank of Nova Scotia Trust Company of New York), as trustee, relating to the subordinated notes

•

Second Supplemental Indenture among Travelport LLC, Travelport Inc. and Computershare Trust Company, N.A. (as successor of The Bank of Nova Scotia Trust Company of New York), as trustee, relating to the 2016 Senior Notes

•	Senior Notes Indenture among Travelport LLC, Travelport Holdings Inc. and the guarantors therein and Wells Fargo Bank, National Association, a national banking association, as Trustee